Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

and Stockholders

HQ Sustainable Maritime Industries, Inc.

and Subsidiaries

Seattle, WA

We consent to the incorporation by reference in this Registration Statement of HQ Sustainable Maritime Industries, Inc., and Subsidiaries on Form S-3 of our report dated March 27, 2008, on the consolidated balance sheets of HQ Sustainable Maritime Industries, Inc., and Subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of operations and their consolidated cash flows for the years then ended included in the amended Form 10-K, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Rotenberg & Co., LLP
Rochester, New York
November 3, 2008

New York • Penn Yan • Rochester